Exhibit 107
Calculation of Filing Fee Table
S-8
Pebblebrook Hotel Trust
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered		Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares	457(c) and 457 (h)	4,200,000	(1)	$9.11	(2)	$38,262,000.00	0.0001531	$5,857.91
Total Offering Amounts:							$38,262,000.00		$5,857.91
Total Fee Offsets:									$—
Net Fee Due:									$5,857.91
(1)    This registration statement registers (i) 3,000,000 common shares of beneficial interest, $0.01 par value per share, of Pebblebrook Hotel Trust (“common shares”) to be issued from time to time in accordance with the Pebblebrook Hotel Trust 2009 Equity Incentive Plan (as amended and restated and amended to date, the “Plan”) and (ii) 1,200,000 common shares that, in accordance with the terms of the Plan, have been or may become reallocated to the Plan and subsequently issued from time to time. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of common shares registered hereby includes an indeterminate number of common shares that may be issued in connection with share splits, share dividends or similar transactions.
(2)    Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of common shares as reported on the New York Stock Exchange on May 21, 2025.